Exhibit 99.1
DERMTECH REPORTS SECOND-QUARTER 2022 FINANCIAL RESULTS; COMPANY UPDATES FULL-YEAR 2022 OUTLOOK
LA JOLLA, Calif. – August 8, 2022 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported its second-quarter 2022 financial results and updated its full-year 2022 outlook.

“We continued to set records for many of our key operating and financial metrics in the first half of 2022 despite numerous headwinds,” said John Dobak, M.D., CEO, DermTech. “Our sales and marketing team continues to be very effective in driving commercial traction, as evidenced by robust billable sample volume and new ordering clinician growth in the second quarter. We also streamlined our laboratory processes, which reduced the per unit cost for our DermTech Melanoma Test (DMT) by 28% sequentially. However, we are revising our full-year 2022 outlook to reflect a lower average selling price (ASP) for our DMT. The ASP pressure is primarily the result of Medicare billing code edits, which are expected to be improved in the coming quarters, as well as less favorable collection patterns from commercial payors. Overall, we are seeing good activity with commercial payors and believe we will expand our covered lives footprint by the end of the year.”
Dr. Dobak continued, “In addition, while we continue to deploy the bulk of our capital to support our robust commercial growth, we have also undertaken a diligent review of our entire business and now expect total operating expenses to be flat in the second half of the year. We will continue to focus on core investments and set a high bar for capital allocation to maximize our cash runway and work through the ASP pressure. We believe we have excellent long-term growth prospects and that 2022 remains a pivotal year as we leverage our commercial scale.”
Second-Quarter 2022 Financial Results
•Billable sample volume grew 56 percent from the second quarter of 2021 to approximately 18,320.
•Assay revenue was $4.1 million, up 43 percent from the second quarter of 2021, primarily due to higher billable sample volume.
•Total revenue was $4.2 million, a 36 percent increase from the second quarter of 2021, driven by higher assay revenue.
•Cost of assay revenue was $3.2 million, a 24 percent increase from the second quarter of 2021, yielding an assay gross margin of 22%, compared to 11% for the second quarter of 2021.

•Sales and marketing expenses were $15.0 million, a 90 percent increase from the second quarter of 2021. The increase was primarily attributable to higher employee-related costs from increased headcount and marketing expenditures.
•Research and development expenses were $6.9 million, a 92 percent increase from the second quarter of 2021, largely due to higher employee-related and lab costs.
•General and administrative expenses were $8.9 million, a 41 percent increase from the second quarter of 2021. The increase was driven by higher employee-related and infrastructure costs.
•Net loss was $29.6 million, or ($0.99) per share, which included $4.8 million of non-cash stock-based compensation expense, as compared to $17.1 million, or ($0.59) per share, for the second quarter of 2021, which included $3.5 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $177.4 million as of June 30, 2022. DermTech believes it has sufficient capital to fund its current operating plan through the first quarter of 2024.
Other Business Highlights
•In July 2022, DermTech announced the appointment of Kirk D. Malloy, Ph.D. and Mark C. Capone, M.S. to the Company’s board of directors. These appointments expanded DermTech’s board of directors to eight members.
•In June 2022, Dr. Loren Clarke, DermTech’s chief medical officer, presented study data illustrating how genomic technology can enhance melanoma detection and improve patient care at America’s Health Insurance Plans 2022.
•In May 2022, Michael Howell, Ph.D., the Company’s chief scientific officer, presented new research at the Society for Investigative Dermatology’s annual meeting. Dr. Howell’s presentation, titled “A Novel Expression Based, Non-Invasive Method to Differentiate Atopic Dermatitis and Psoriasis,” focused on the viability of conducting non-invasive skin sampling with the DermTech Smart Sticker™ to differentiate atopic dermatitis from psoriasis.
2022 Outlook
The Company updated its full-year 2022 outlook for assay revenue and now expects between $16 million and $19 million.
Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Monday, August 8, 2022. Callers should dial (800) 715-9871 (U.S. only) or (647) 932-3411 (international). The conference call ID is 3999249.  The conference call will also be simultaneously webcast. A webcast replay will be available on the Company’s website shortly after the conclusion of the call.
About DermTech
DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics platform. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using our Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers and is developing products that assess inflammatory diseases and customize drug treatments. For additional information, please visit www.dermtech.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” "outlook," “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential revenue growth, financial outlook and future financial performance, ability to maintain or improve its operating efficiency, implications and interpretations of any study results, expectations regarding reimbursement or cash collection patterns from Medicare from commercial payors and related billing practices or number of covered lives, expectations regarding reimbursement or cash collection patterns from Medicare from commercial payors and related billing practices or number of covered lives, and DermTech’s ability to expand its product offerings and develop pipeline products. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and commercial payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-

looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Assay revenue	$4,147	$2,910	$7,665	$5,100
Contract revenue	86	209	286	543
Total revenues	4,233	3,119	7,951	5,643
Cost of revenues:
Cost of assay revenue	3,236	2,604	6,766	4,575
Cost of contract revenue	37	20	61	51
Total cost of revenues	3,273	2,624	6,827	4,626
Gross profit	960	495	1,124	1,017
Operating expenses:
Sales and marketing	15,001	7,907	30,444	14,419
Research and development	6,915	3,594	13,253	5,845
General and administrative	8,878	6,301	17,452	11,473
Total operating expenses	30,794	17,802	61,149	31,737
Loss from operations	(29,834)	(17,307)	(60,025)	(30,720)
Other income/(expense):
Interest income, net	149	35	215	69
Change in fair value of warrant liability	105	170	122	(1,519)
Total other income/(expense)	254	205	337	(1,450)
Net loss	$(29,580)	$(17,102)	$(59,688)	$(32,170)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	29,964,849	28,979,148	29,904,972	28,070,539
Net loss per share of common stock outstanding, basic and diluted	$(0.99)	$(0.59)	$(2.00)	$(1.15)

DERMTECH, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$120,333	$176,882
Short-term marketable securities	53,457	48,449
Accounts receivable	5,962	3,847
Inventory	1,432	480
Prepaid expenses and other current assets	2,681	3,166
Total current assets	183,865	232,824
Property and equipment, net	4,916	4,549
Operating lease right-of-use assets	23,694	7,744
Restricted cash	3,470	3,025
Other assets	167	167
Total assets	$216,112	$248,309
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$861	$2,880
Accrued compensation	7,818	5,120
Accrued liabilities	3,272	1,227
Short-term deferred revenue	1,310	1,380
Current portion of operating lease liabilities	1,693	1,453
Current portion of finance lease obligations	134	121
Total current liabilities	15,088	12,181
Warrant liability	24	146
Long-term finance lease obligations, less current portion	111	136
Operating lease liabilities, long-term	22,312	6,148
Total liabilities	37,535	18,611
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 30,038,447 and 29,772,922 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	445,491	436,183
Accumulated other comprehensive loss	(865)	(124)
Accumulated deficit	(266,052)	(206,364)
Total stockholders’ equity	178,577	229,698
Total liabilities and stockholders’ equity	$216,112	$248,309